Exhibit 3.97

FIRST AMENDMENT

TO

FIRST AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT OF

LAKE COGEN, LTD.

This Agreement (the “Amendment Agreement”), dated as of June, 13, 1994 (the “Amendment Date”), by and among NCP Lake Power Incorporated, a Delaware corporation (“NCP Lake”), Lake Investment, L.P., a Delaware limited partnership (“LIL”), and Lake Interest Holdings Inc., a Delaware corporation (“LIHI”).

W I T N E S S E T H:

WHEREAS, Lake Cogen, Ltd. (“Partnership”) is a Florida limited partnership existing on the Amendment Date under and pursuant to that certain First Amended and Restated Limited Partnership Agreement of Lake Cogen, Ltd., a Florida Limited Partnership, dated as of July 24, 1992 (the “Partnership Agreement”);

WHEREAS, immediately prior hereto, NCP Lake was the sole general partner, and LIL was the sole limited partner, of the Partnership;

WHEREAS, NCP Lake and LIL desire to admit LIHI, and LIHI desires to be admitted, as a general partner and a limited partner in the Partnership on the terms set forth herein;

WHEREAS, the parties hereto desire to amend the Partnership Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                                       References herein to Recitals, Articles, Sections and Exhibits are to the Recitals, Articles, Sections, Subsections and Exhibits of the Partnership Agreement.

2.                                       Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Partnership Agreement.

3.                                       LIHI is hereby admitted as a general partner and a limited partner in the Partnership.

4.                                       NCP Lake and LIL hereby acknowledge that LIL has transferred to LIHI, as of the date hereof, the following interests in the Partnership:

(i)                                     a .10% Partnership Interest to be held by LIHI as a Limited Partner (the “Florida QF Interest”);

(ii)                                  a 7.85% Partnership Interest to be held by LIHI as a Limited Partner (the “Federal QF Interest”);

(iii)                               a 49% Partnership Interest to be held by LIHI as a Limited Partner (the “LIHI Limited Partnership Interest”); and

(iv)                              a 1% Partnership Interest to be held by LIHI as a General Partner.

5.                                       The Partnership Agreement is hereby amended, effective as of the Amendment Date, as follows:

(a)          “NCP Lake” is substituted for the term “the General Partner” in each place where the term “the General Partner” appears in the following places in the Partnership Agreement:

Preamble

Recital A

Recital C

The fifth and sixth lines of Section 2.1

The second line and clause (iv) of Section 10.1

(b)         The following shall be added immediately following Section 2.3 as a new Section 2.4.

“Section 2.4 Additional General Partner.

(a)                Effective as of the Amendment Date, Lake Interest Holdings Inc., a Delaware corporation (“LIHI”), is admitted to the Partnership as a general partner.

(b)                Upon the earlier to occur of (i) the consummation of the transfer of the Lake Interest, as defined in and pursuant to the exercise of the Lake Option, or (ii) receipt by the Partnership of an order issued by the Commission in which it is determined that the Cogeneration Facility would continue to meet the ownership requirements set forth in Section 292.206(a) of the Regulations for a Qualifying Cogeneration Facility as defined in Section 201 of PURPA notwithstanding the removal of LIHI as a General Partner, LIHI shall be removed as a General Partner without any further action by LIHI, the Partnership or any Partner and any Partnership Interest then held by LIHI as a General Partner shall thereafter be held by LIHI as a Limited Partner and shall constitute a Limited Partnership Interest.

(c)                The foregoing provisions of Section 2.4(b) of this Agreement shall apply to any assignee or other transferee of the Lake Interest.”

(c)          The following shall be added immediately following Section 6.5 as a new Section 6.6:

“Section 6.6 True-Up Payment.

(a)            Upon (i) the dissolution of the Partnership, and (ii) each sale, assignment or other transfer of all or any part of the Partnership Interests held, directly or indirectly, by NCP Lake and LIL to a Person or Persons other than an Affiliate of NCP Lake or LIL (each, a “True-Up Date”) NCP Lake and LIL shall jointly pay to the other Partners (each, a “True-Up Payment”) an amount equal to 50% of the amount, if any, by which the present value, as of the Amendment Date, calculated using a reasonable discount rate, of the economic benefits included in the “stream of benefits”, as such term is used and defined by the Federal Energy Regulatory Commission (“Commission”) in connection with determining the equity interest in a qualifying cogeneration facility held by a person primarily engaged in the generation and sale of electricity under Section 292.206 of the Commission’s regulations implementing the Public Utility Regulatory Policies Act of 1978, as amended, received by NCP Lake and LIL from the Partnership from the Amendment Date through and including the True-Up Date, exceeds 50% of such present value of the total “stream of benefits” from the Partnership from the Amendment Date through and including the True-Up Date.

(b)            True-up Payments shall be divided proportionately among the Partners receiving them in accordance with their relative Partnership Interests.

(c)            The obligations, if any, to make True-Up Payments shall automatically terminate and shall be of no further force or effect without any further action being taken by the Partnership or the Partners, other than confirmation that the order referred to below is acceptable, in form and substance, to LIHI and the Owner-Participant and receipt of such consents as may be required under the Participation Agreement, upon the receipt by the Partnership of an order issued by the Federal Energy Regulatory Commission or its staff by delegated authority (collectively, the “Commission”) in which the Commission finds or confirms that, based on the Partnership’s reasonable projections of distributions of cash and allocations of profits, losses and deductions to be made after the Amendment Date to the Partners, fees to be paid to the Partners after the Amendment Date and the fair market price of the services to be provided for such fees, at no time between the Amendment Date and the expiration of the

Partnership’s contract with Florida Power and Light Company for the sale of electricity generated by the Cogeneration Facility will NCP Lake and LIL have received, collectively and cumulatively, more than 50% of the Cogeneration Facility’s “stream of benefits.”

(d)                                 The word “and” immediately preceding clause (iii) in Section 7.1 is deleted and the following is added after said clause (iii):

“; and (iv) no Distributions shall be made prior to the earlier of (A) the consummation of the transfer of LIHI’s aggregate Partnership Interest pursuant to the exercise of the Lake Option, or (B) the expiration or termination of the Lake Option.”

(e)                                  The first sentence of Section 8.2 is amended to read in its entirety as follows:

“NCP Lake is designated as the tax matters partner (“Tax Matters Partner”) as provided in Section 6231(a)(7)(A) of the Code and any comparable provision of state or local law.”

(f)                                    The Title of Article XI is amended to read in its entirety as follows:

“MANAGEMENT OF THE PARTNERSHIP”

(g)                                 Section 11.1 is deleted and the following shall be added preceding Section 11.2 which shall be renumbered Section 11.4:

“Section 11.1                          Rights and Obligations of the General Partners.

(a)                                  Except as otherwise specifically provided herein, the General Partners shall have full and exclusive control of the management and operation of the Partnership and its business. The General Partners shall have, subject to the limitations imposed elsewhere herein, the power and authority on behalf of the Partnership to do or cause to be done any and all acts deemed by the General Partners to be necessary or appropriate in connection with the management and operation of the business of the Partnership.

(b)                                 Except as otherwise specifically provided herein, the authority and discretion granted to the General Partners in Section 11.1(a) is hereby delegated to, and shall be exercised solely by, the Management Committee.

(c)                                Except for those actions taken by the Management Committee pursuant to the authority delegated to it herein, all actions to be taken by the General Partners or by the Partnership or the other Partners shall be taken only with the prior approval in writing of all of the General Partners. No General Partner shall have the authority to act on behalf of the Partnership or any Partner without the prior written approval of all of the General Partners.

(d)                                 At such time, and from time to time, as and when the Partnership shall have only one General Partner, action which may be taken by the General Partners may be taken by such General Partner alone.

Section 11.2 The Management Committee.

(a)                                  Except as otherwise specifically provided herein, the management and control of the Partnership and its business is hereby delegated by the General Partners to a committee (the “Management Committee”) consisting of two representatives of each General Partner selected as provided in Section 11.2(b). The Management Committee shall have full discretion and authority to act on behalf of the General Partners in the management and operation of the Partnership and its business.

(b)                                 Each General Partner shall designate two (2) individuals employed by such General Partner to serve as members of the Management Committee (individually, a “Member” and collectively, the “Members”). Such designation shall be in writing from the President of the respective General Partner. Each General Partner may substitute another individual or individuals employed by such General Partner to act in place of the Member or Members designated by such General Partner, or a Member may substitute another individual employed by such General Partner to act in his place (if so authorized by the General Partner which designated the Member and if such General Partner gives notice to the other General Partners of such authorization). Any such substitution shall be evidenced in writing by the General Partner, or the Member, as the case may be, making the substitution. Immediately upon the removal of a General Partner, the individuals designated by such General Partner as Members shall cease to be Members.

(c)                                  Action by the Management Committee shall require the affirmative vote of not less than three Members (or duly designated substitutes therefor).

(d)                                 Action at a meeting of the Management Committee may be taken only if not less than three-quarters of the Members (or duly designated substitutes) are present in person or by means of a telephone conference call and vote on the action to be taken. Meetings of the Management Committee may be called by any General Partner or by any Member by providing at least twenty-four (24) hours notice of such meeting to each of the other General Partners and to the other Members stating the time, date, and place of the meeting, which shall be reasonably convenient to all Members, and the purpose or purposes for which it is to be held. Once a meeting has commenced, however, any business appropriate for the Management Committee’s consideration may be conducted at such meeting whether or not set forth in the notice.

(e)                                  Notice of a meeting need not be given to any General Partner or Member who signs a waiver of notice either before or after the meeting. Attendance of a Member at a meeting shall not alone constitute a waiver of notice by such Member.

(f)                                    Notwithstanding the terms of Section 11.2(d), action may be taken without a meeting of the Management Committee if such action is taken by written consent of all of the Members.

Section 11.3.    Managing General Partner.

(a)  The Management Committee, or the General Partners in the event there shall be no Management Committee, from time to time shall select a General Partner as the managing general partner (“Managing General Partner”) to control and manage the operation of the Cogeneration Facility and to provide administrative services to the Partnership and shall delegate to the Managing General Partner such authority as the Management Committee or the General Partners shall deem appropriate. NCP Lake is hereby selected as the initial Managing General Partner, effective as of the Amendment Date, and is hereby initially authorized, acting in its discretion on behalf of the Management Committee, to:

(i)   borrow money under the Operative Documents and, as security for the performance by the Partnership of its obligations under the Operative Documents, to mortgage, pledge or otherwise encumber any and all assets of the Partnership, including the rights of the Partnership under any agreements;

(ii)  (reserved)

(iii) cause to be paid all amounts due and payable by the Partnership and collect on behalf of the Partnership all amounts due to the Partnership;

(iv) employ such agents, employees, managers, attorneys, consultants and other Persons as the Managing General Partner may deem necessary or appropriate to carry out the business and affairs of the Partnership;

(v) pay any and all fees and to make any and all expenditures which it reasonably deems necessary or appropriate in connection with the management of the business and affairs of the Partnership;

(vi) enforce all rights of the Partnership on behalf of the Partnership;

(vii) with the consent and approval of the Owner-Participant, enter into, execute, acknowledge and deliver any and all contracts, agreements or other instruments necessary or appropriate to carry out the business of the Partnership in which the Partnership is engaged on March 30, 1994; (viii) with the consent and approval of the Owner-Participant, amend the Operation and Maintenance Agreement;

(viii) to acquire and enter into any contract of insurance which the Managing General Partner deems to be necessary and proper for the protection of the Partnership, the conservation of the Partnership’s assets or for any other purpose beneficial to the Partnership;

(ix) invest, subject to any restrictions contained in the Operative Documents, any Partnership funds not immediately needed in the conduct of the Partnerships business in such readily marketable securities as the Project Manager deems appropriate;

(x) prepare and file any and all tax returns that may be required by applicable law and cause to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon the Partnership or its assets;

(xi) establish, increase, decrease and maintain reasonable reserves for the operating expenses of the Partnership and for repairs, maintenance and capital improvements and replacements consistent with good business and operating practice in the steam production and electric power generating business, provided, however, that this clause shall not be interpreted or deemed to permit any amendment of the Operative Documents other than as may otherwise be permitted in accordance with their terms;

(xii) establish and maintain one or more accounts on behalf of the Partnership in such financial institutions and the Project Manager may select provided, however, that this clause shall not be interpreted or deemed to permit any amendment of the Operative Documents other than as may otherwise be permitted in accordance with their terms;

(xiii) establish and maintain the books and records of the Partnership as contemplated by Article X hereof and prepare and provide to the Partners the reports described therein;

(xiv) make periodic Distributions to the Partners in accordance with this Agreement;

(xv) cause the Partnership to pay to NCP Lake the administrative management fees due and payable pursuant to Section 10.1(iv) hereof;

(xvi) apply for, execute, file, prosecute, obtain, appeal and challenge such permits, approvals, authorizations, consents, notices, certifications and other documents with such Federal, state or local governmental agencies as may be necessary or appropriate in connection with the Partnership’s business or affairs;

(xvii) prepare and file on behalf of the Partnership and in accordance with the Operative Documents such applications with the Commission with respect to the status of the Cogeneration Facility as a qualifying cogeneration facility under PURPA and the Regulations as the Managing General Partner shall deem appropriate; and

(xviii) file or cause to be filed the certificates and other documents contemplated by Article III hereof.

(b)                        Notwithstanding anything to the contrary set forth herein, the Managing General Partner shall not have the authority to take any action not specifically authorized in paragraph (a), above, including, but not limited to:

(i) amending the Operative Documents, other than the Operations and Maintenance Agreement;

(ii) borrowing money, other than under the Operative Documents;

(iii) changing the nature of the Partnership’s business;

(iv) selling, assigning or otherwise transferring the Cogeneration Facility or any interest therein;

(v) selling, assigning or otherwise transferring all or substantially all of the Partnership’s assets or any substantial part thereof so as to cause the Partnership to be unable to carry on its business;

or

(vi) admitting Persons as additional Limited Partners or General Partners.”

(h)                                 Sections 11.3, 11.4, 11.5 and 11.6 shall be renumbered Sections 11.5, 11.6, 11.7 and 11.8, respectively.

(i)                                     Section 11.7 shall be renumbered Section 11.9 and the following shall be added following subsection (c)(ii) thereof:

“(iii) enter into any agreement or transaction with, or make any payment to, NCP Lake or any Affiliate thereof, other than administrative management fees due and payable pursuant to Section 10.1(iv), Distributions made in respect of NCP Lake’s or LIL’s Partnership Interests, or transactions with NCP Lake or LIL in their capacities as a General Partner and a Limited Partner, respectively.”

(j)                                     Section 13.4(a) is amended to read in its entirety as follows:

“(a) Both Owner Participant and the General Partners consent thereto, which consent shall be in the sole and absolute discretion of the Owner Participant and the General Partners.”

(k)                                  Section 14.1 is amended to read in its entirety as follows:

“Section 14.1 Removal for Good Cause Only. A General Partner may be removed as a general partner of the Partnership only for “Good Cause” upon the affirmative vote of a Majority in Interest of the Limited Partners required under Section 14.2 hereof. For purposes of this Section, the term “Good Cause” shall mean either (a) willful and continued neglect by such General Partner of its duties under this Agreement, which neglect has a material adverse effect on the Partnership or (b) a willful breach by such General Partner of its fiduciary duties to the Partnership or the Limited Partners including without limitation misappropriation of Partnership assets, fraud, dishonesty or bad faith exercise of management authority; provided, however, that with respect to any neglect or breach under clause (a) or (b) above, the effects of such neglect or breach has not been cured by such General Partner within forty-five (45) days after receipt of written notice from a Majority in Interest of the Limited Partners specifying such neglect or breach (the “Removal Notice”) or, if the effects of such neglect or breach cannot be cured within such forty-five (45)-day period, the failure by such General Partner to take good faith reasonable efforts within such period to commence a cure of the efforts of such neglect or breach and to continue such efforts until such effects are cured.”

(l)                                     Section 14.2 is amended to read in its entirety as follows:

“Section 14.2 Vote. Subject to the provisions of Section 14.1 hereof, the vote of the majority in Interest of the Limited Partners, without the necessity for concurrence by the General Partners may remove a General Partner for “Good Cause” as a general partner of the Partnership. The Removal Notice delivered to such General Partner shall specify, in addition to the actions deemed to constitute “Good Cause” for removal, the effective date for removal (the “Removal Date”) which effective date may not be prior to the date upon which a Person has agreed to become a Substitute General Partner and the Owner Participant shall have approved the selection of such Person in accordance with the provisions of this Article.”

(m)                               Section 14.3 is amended to read in its entirety as follows:

“Section 14.3 Dispute Regarding Removal.

(a) In the event that a Majority in Interest of the Limited Partners cause delivery of a Removal Notice to remove a General Partner for “Good Cause” pursuant to Section 14.1 hereof, such General Partner shall have a period of thirty (30) days to provide notice to all of the Limited Partners of its intention to dispute the removal, in which case the Removal Date shall be tolled pending the resolution of the dispute. If, upon resolution of the dispute, the removal is overturned, such General Partner shall remain as a general partner of the Partnership.

(b)        If a General Partner does not dispute removal or, upon resolution of the dispute, such removal is upheld, such General Partner shall cease to be a general partner effective on the Removal Date (as may be extended by the period required to secure the agreement by a Person to become a Substitute General Partner). The Partnership shall cause an accounting to be prepared at the expense of such General Partner from the end of the preceding fiscal year to the Removal Date. After receiving the Removal Notice, and prior to the Removal Date, such General Partner shall not transact any business on behalf of the Partnership other than in the ordinary course of business unless pursuant to a contract entered into and binding upon the Partnership prior to the date of receipt of the Removal Notice by such General Partner.”

(n)   Section 14.4 is amended to read in its entirety as follows:

“Section 14.4 Voluntary Withdrawal. So long as a General Partner has given written notice to the other Partners (and the Owner Participant, if applicable) and a Person has been selected and has agreed to become a Substitute General Partner in accordance with Sections 14.5 and 14.6 hereof, such General Partner may voluntarily withdraw from the Partnership as a general partner effective ninety (90) days after written notice (the “Withdrawal Notice”) to the Limited Partners (the “Withdrawal Date”); provided, however, that (i) if such General Partner shall be the sole remaining General Partner such Withdrawal Date may not be prior to the date upon which a Person has agreed to become a Substitute General Partner in accordance with the terms hereof and (ii) so long as the Participation Agreement remains in effect, such General Partner may not withdraw without the prior written approval of the Owner Participant.”

(o)   Section 14.5 is amended to read in its entirety as follows:

“Section 14.5 Selection of a Substitute General Partner. The vote of a Majority in Interest of the Limited Partners is necessary to select a Substitute General Partner; provided, however, that so long as the Participation Agreement remains in effect, such selection of a Substitute General Partner shall be subject to the reasonable approval of the Owner Participant.”

(p)   Section 14.6 is amended to read in its entirety as follows:

“Section 14.6 Substitution. A Person shall become a Substitute General Partner and assume the rights, powers and responsibilities of a General Partner, for whom such Person is a Substitute General Partner, as provided in this Agreement when such Person delivers to the Partners a written agreement (the “Substitute General Partner Agreement”) executed by such Person within ten (10) days after such Person’s selection as a proposed Substitute General Partner, which Substitute General Partner Agreement shall set forth the following agreements by such Person: (a) to be bound by this Agreement; (b) to assume the rights, powers and responsibilities of a General Partner pursuant to the terms of this Agreement accruing after such selection; (c) to amend this Agreement to reflect the withdrawal of the withdrawn General Partner and the appointment of such Substitute General Partner; (d) to perform the duties and the responsibilities of a General Partner; and (e) to record, file and publish any certificates or documents as may be appropriate to evidence or effect such withdrawal, substitution and release, including a Certificate of Amendment.”

(q)   Paragraphs (c), (f) and (g) of Section 15.1 are amended to read in their entirety as follows:

“(c)      The removal or withdrawal of a General Partner, unless either (i) there is at least one other general partner and that general partner elects to continue the business of the Partnership or (ii) if there is no other general partner or there is a general partner but such general partner does not elect to continue the business of the Partnership, then, within 90 days after the withdrawal, all Limited Partners agree in writing to continue the business of the Partnership and a successor General Partner is elected and admitted pursuant to the provisions of Article XIV hereof;

(f)         All of the General Partners file petitions in bankruptcy or are adjudged bankrupts (each a “GP Bankruptcy Event”) unless a Substitute General Partner is selected and admitted pursuant to the provisions of Article XIV and all the other Partners agree to continue the Partnership within 90 days after the GP Bankruptcy; or

(g)        The entry of a judicial decree of dissolution. Except as expressly set forth in (f) above, it is specifically agreed that the events described in Section 620.124(4)(a)-(f) and (5)(a)-(c) of the Act, if applicable to the last remaining General Partner which is the sole general partner of the Partnership, will not cause such General Partner to cease to be the general partner of the Partnership and will not cause the dissolution of the Partnership. The involuntary dissolution of the last remaining General Partner which shall not cause a dissolution of the Partnership if such General Partner is reinstated within 90 days after such involuntary dissolution.”

(r)    The following shall be added immediately following Section 14.9 as a new Section 14.10.

“Section 14.10 Assignment of General Partnership Interest.

The transferee of any General Partner Interest shall become a Substitute General Partner only with the consent of the other General Partners and of the Owner Participant, which consents shall be in the sole and absolute discretion of each such Person.”

(s)   The following definition shall be added in Exhibit C immediately following the definition of Agreement:

“Amendment Date” shall mean the date of the First Amendment to First Amended and Restated Limited Partnership Agreement of Lake Cogen, Ltd.

(t)    The following definition shall be added in Exhibit C immediately following the definition of Cogeneration Facility:

“Commission” shall mean the United States Federal Energy Regulatory Commission or its staff acting pursuant to delegated authority.

(u)   The definition of General Partner in Exhibit C shall be amended to read in its entirety as follows:

“General Partner” shall mean those Persons from time to time admitted as general partners in the Partnership in accordance with this Agreement and not removed or who have not withdrawn as general partners, except where the context clearly indicates that “General Partner” means a single general partner, in which case “General Partner” shall mean a single general partner.”

(v)   The following definition shall be added in Exhibit C immediately following the definition of Gross Asset Value:

“Lake Option” shall mean the Amended and Restated Lake Interest Option Agreement, dated as of the Amendment Date, by and among North Canadian Resources, Inc., a Delaware corporation, LIHI and Energy Initiatives, Inc., a Delaware corporation.

(w)                               “LIHI” shall mean Lake Interest Holdings Inc., a Delaware corporation.

(x)                                   The definition of “Partnership Interest” contained in Exhibit C is amended to read in its entirety as follows:

“Partnership Interest” for each Partner shall be as follows:

(i)                                     on and after July 24, 1992, but prior to the Amendment Date, the Partnership Interest for each Partner shall be as set forth on Exhibit B hereof;

(ii)                                  on and after the Amendment Date, subject to adjustment as set forth in subparagraphs (A), (B), (C) and (D) below, the Partnership Interest for each Partner shall be as follows:

Partnership Interest

General Partners:

NCP Lake Power Incorporated	1%

Lake Interest Holdings Inc.	1%

Limited Partners:

Lake Investment, L.P.	41.05%

Lake Interest Holdings Inc.	56.95%

(A)                              Capitalized terms used in this definition of Partnership Interest and not otherwise defined herein shall have the meanings assigned to them below:

“Present Value” of a payment, distribution or allocation, or series thereof, shall be the present value thereof as of the Amendment Date, calculated using a discount rate of 12% per annum.

“Projected” shall mean as projected in the pro forma spreadsheet attached hereto as Exhibit E.

“Stream of Benefits” shall mean the distributions, payments, allocations and other payments and benefits included by the Commission in determining the Equity Interest of a party in a Qualifying Cogeneration Facility under PURPA.

“Equity Interest” shall mean equity interest as defined in Section 292.206(b) of the Commission’s regulations under PURPA and relevant Commission precedent.

“Commission” shall mean the Federal Energy Regulatory Commission.

“Administrative Management Fees” means the administrative management fees payable to the Managing General Partner under Section 10.1(iv) of the Partnership Agreement.

(B)                                Upon receipt by the Partnership of an order issued by the Commission in which it is determined that some or all of the Administrative Management Fees paid and projected to be paid to NCP Lake on and after the Amendment Date should or should not be included in the Stream of Benefits received and projected to be received by NCP Lake for purposes of determining NCP Lake’s Equity Interest in the Cogeneration Facility (such fees so determined to be included in such Stream of Benefits, the “Included Administrative Management Fees”), LIL’s Partnership Interest shall be increased or decreased, as appropriate, by an amount which would cause the Present Value of all distributions and allocations of profits, losses and deductions made and Projected to be made on and after the Amendment Date to NCP Lake and LIL in respect of their Partnership Interests, together with all payments of Included Administrative Management Fees made and Projected to be made to NCP Lake on and after the Amendment Date, if any, to be 50% of the Present Value of all such distributions, allocations and payments made and Projected to be made to the Partners and the Partnership Interest of LIHI shall be decreased or increased, as appropriate, by an equal amount.

(C)                                In the event the Commission shall not have determined on or before March 30, 1995 (whether as a result of any failure of the Partnership to apply for or request such determination, or otherwise) that some or all of the Administrative Management Fees paid and Projected to be paid to NCP Lake on and after the Amendment Date need not be included in the Stream of Benefits received and projected to be received by NCP Lake for purposes of determining NCP Lake’s Equity Interest in the Cogeneration Facility, LIL’s Partnership Interest shall be decreased by an amount which would cause the Present Value of all distributions and allocations of profits, losses and deductions made and Projected to be made on and after the Amendment Date to NCP Lake and LIL in respect of their Partnership Interests, together with such portion, if any, of Administrative Management Fees made and Projected to be made to NCP Lake on and after the Amendment Date which NCP Lake and LIHI agree are in excess of the fair market price for the services provided to the Partnership by NCP Lake for which the Administrative Management Fees are paid (“Included Percentage Administrative Management Fees” and the balance of the Administrative Management Fees, “Excluded Percentage Management Fees”) to be 50% of the Present Value of all such distributions, allocations and payments of Included Percentage Administrative Management Fees made and Projected to be made to the Partners, and the Partnership Interest of LIHI shall be increased by an equal amount.

(D)                               Upon any determination by the Commission that all or any part of the consideration, if any, received by NCP Lake or any Affiliate thereof for the assignment of the Lake Option must be included in the Stream of Benefits from the Cogeneration Facility for purposes of determining the Equity Interest of NCP Lake and its Affiliates in the Cogeneration Facility (the “Included Option Consideration”), then the Partnership Interest of LIL shall be reduced by an amount which would cause the Present Value of all distributions and allocations of profits, losses and deductions made and Projected to be made to NCP Lake and LIL in respect of their Partnership Interests, all payments of Included Administrative Management Fees, if any, and Included Percentage Administrative Management Fees, if any, and the payment of the Included Option

Consideration, to be 50% of the Present Value of all such distributions, allocations and payments made and Projected to be made to the Partners, and the Partnership Interest of LIHI shall be increased by an equal amount.

(E)                                 In the event that any decrease in the Partnership Interest of LIL required by paragraphs (B), (C) or (D) above shall reduce LIL’s Partnership Interest to zero and the Present Value of the respective distributions, allocations, and payments made and Projected to be made to NCP Lake and LIL shall not be thereby reduced to 50% of the Present Value of all such distributions, allocations and payments made and Projected to be made to the Partners, then NCP Lake and LIL shall refund to the Partnership such portion of any distributions or payments, or the value of any allocations, made to NCP Lake or LIL after the Amendment Date as may be required to cause such Present Value of the distributions, payments and allocations made and Projected to be made to NCP Lake and LIL to be 50% of the Present Value of all such distributions, payments and allocations made and Projected to be made to the Partners.

6.     (a)   NCP Lake hereby consents to the substitution of LIHI as a Limited Partner and a substitute Limited Partner of the Partnership as required under Section 13.4.

(b)   Pursuant to Section 13.4, LIHI hereby agrees to be bound by the terms and conditions of the Partnership Agreement, as amended by the Amendment Agreement.

7.     NCP Lake and LIL hereby consent to the amendment of the Partnership Agreement as set forth herein, as contemplated by Section 16.1 of the Partnership Agreement.

8.     The undersigned hereby confirms that (i) its obligations under the Agreement remain in full force and effect on the date hereof and (ii) each reference to any Operative Document or other agreement or instrument in the Agreement or in any defined term appearing in the Agreement includes such Operative Document or other agreement or instrument as amended, modified or supplemented through the date hereof.

9.     This Amendment Agreement, and the application or interpretation hereof, shall be governed, construed and enforced in accordance with the laws of the State of Florida.

10.   Headings in this Amendment Agreement are solely for convenience and are not a part of this Amendment Agreement.

11.   This Amendment Agreement shall be binding on and inure to the benefit of the respective successors, assigns and personal representatives of the parties hereto, except to the extent of any contrary provision of this Amendment Agreement.

12.   This Amendment Agreement is expressly amendatory to the Partnership Agreement and, except as specifically amended hereby, the Partnership Agreement shall remain in full force and effect in accordance with the terms thereof.

13.   Each party to this Amendment Agreement, upon request of the Project Manager, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Amendment Agreement.

14.   This Amendment Agreement may be executed in counterparts by each of the parties hereto, all of which taken together shall be deemed one original.

15.   LIHI represents to the Partnership and the General Partners that:  (a) it is acquiring its Partnership Interests for its own account for investment and not with a view to or for sale in connection with any distribution of such Partnership Interests (but subject, nevertheless, to any requirement of law that the disposition of its property remain within its control at all times); (b) it understands that the interests in the Partnership have not been registered under the Securities Act or the applicable securities laws of Florida or any other state, and must be held indefinitely unless the interests are so registered or an exemption from such registration is available; (c) it has such knowledge and experience in business matters that it is capable of evaluating the risks and merits of its investment in the Partnership; and (d) it has received and reviewed the material agreements and other documents relating to the Partnership and/or its business and such other information, oral or written, as it has requested, having been afforded the opportunity to ask questions of the General Partners and to obtain any additional information that it has deemed appropriate.

16.   No waiver of any provision of this Amendment Agreement shall be deemed effective unless contained in a writing signed by the party against whom the waiver is sought to be enforced.  No failure or delay by any party in exercising any right, power or remedy under this Amendment Agreement shall operate as a waiver of any such right, power or remedy, and no waiver of any breach or failure to perform shall be deemed a waiver of any subsequent breach or failure to perform or of any other right arising under this Amendment Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

NCP LAKE POWER INCORPORATED, a Delaware corporation

By:	/s/ Donald McKechnie
	Name:	Donald McKechnie
	Title:	President

LAKE INVESTMENT, L.P., a Delaware limited partnership

By	NCP Lake Power Incorporated, its general partner

By:	/s/ Donald McKechnie
	Name:	Donald McKechnie
	Title:	President

LAKE INTEREST HOLDINGS INC. a Delaware corporation

By:	/s/ Donald McKechnie
	Name:	Donald McKechnie
	Title:	President